Exhibit 99

FOR RELEASE – JULY 28, 2010

Corning Announces Second-Quarter Results

Strength seen across all business segments

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) today announced its results for the second quarter 2010.

Second-Quarter Highlights
•	Sales were $1.71 billion, an increase of 10% sequentially and 23% year over year.
•	Earnings per share were $0.58, a gain of 12% sequentially and 49% over a year ago.
•
Display Technologies’ wholly owned business volume increased more than 10% sequentially and more than 25% year over year. Samsung Corning Precision Materials Co., Ltd. volume was up more than 5% on a quarterly basis and more than 15% year over year.

•	Specialty Materials sales increased 31% sequentially and 77% year over year, the result of very strong Gorilla® glass sales.
•	Gross margin increased to 48% from 47% the previous quarter and by 7 percentage points over last year’s second quarter.

Quarter Two Financial Comparisons
	Q2 2010	Q1 2010	% Change	Q2 2009	% Change
Net Sales in millions	$1,712	$1,553	10%	$1,395	23%
Net Income in millions	$913	$816	12%	$611	49%
Non-GAAP Net Income in millions*	$916	$818	12%	$614	49%
GAAP EPS	$0.58	$0.52	12%	$0.39	49%
Non-GAAP EPS*	$0.58	$0.52	12%	$0.39	49%
*These are non-GAAP financial measures.  The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s investor relations Web site.

“We had an exceptional quarter with strong performance across our business segments,” Wendell P. Weeks, chairman and chief executive officer, said. “We saw global LCD glass volume increases, robust sales performance across our entire telecommunications product portfolio, and Gorilla glass now being used or designed into more than 200 mobile devices.”

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Corning Announces Second-Quarter Results
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Second-Quarter Segment Results
Sales in the Display Technologies segment were $834 million, increasing 7% sequentially and 24% year over year. Glass pricing for the quarter was down slightly on a sequential basis. Global LCD TV retail sales remained robust.

Telecommunications segment sales were $441 million, a 21% sequential increase, and much higher than anticipated. Year-over-year sales increased 4%*, excluding the impact of divestitures. The business saw sequential sales increases in all products and geographic regions during the quarter. In particular, private networks and new fiber-to-the-home projects in Canada were significant contributors to the increase.

Environmental Technologies segment sales were $184 million, a quarterly decline of 4% from an outstanding first quarter, but an increase of 39% on a year-over-year basis. The quarterly sales decline was due in part to movements in the Euro-versus-U.S.-dollar exchange rate.

Specialty Materials segment sales reached $126 million, a 31% sequential increase and 77% year-over-year improvement. The increase was driven by growing Gorilla glass sales, along with increased sales from advanced optics products.

Life Sciences segment sales were $125 million, a 6% increase over the previous quarter and 54% year over year. Second-quarter 2009 sales do not reflect results from Axygen Bioscience, Inc., which Corning acquired in September of last year.

Looking Forward
“The third quarter has the potential to be another excellent quarter for Corning. LCD glass demand was much stronger than we expected in the second quarter. We believe the glass demand level will remain robust in the third quarter,” James B. Flaws, vice chairman and chief financial officer, said.

In the Display Technologies segment, Corning expects the combined glass volume at its wholly owned business and SCP to be consistent sequentially in comparison to a very strong second quarter. This projection reflects Corning’s expectation that supply chain production will moderate slightly in the quarter. Corning believes that retail demand for LCD products will remain healthy in the second half of this year. The company’s third-quarter glass price declines should be similar to the previous quarter.

The company expects its third-quarter Telecommunications segment sales to be flat to down slightly following a very strong second quarter. Environmental Technologies and Life Sciences segment sales in the third quarter are expected to be consistent with the second quarter. Specialty Materials segment sales are expected to grow about 25%, driven by higher Gorilla glass sales.

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Corning Announces Second-Quarter Results
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“We see substantial growth opportunities for LCD glass in the future as LCD televisions begin to penetrate emerging economies. In addition, we expect that China will shortly become the world’s largest consumer market for LCD TVs,” Flaws said, noting that last week the company announced plans to construct a new glass substrate facility in China and has restarted its Taichung, Taiwan expansion project.

Corning recently increased its forecast of 2010 capital expenditures to approximately $1.2 billion. The company expects 2011 capital expenditure levels to be $2 billion or more.

“We are planning both sales and earnings growth over the next several years,” Flaws remarked. “To do so, we are maintaining significant levels of investment for several promising new technologies with the potential to achieve sizable revenues over the next decade.” He noted that Corning’s Gorilla glass, a protective cover glass that provides superior durability and scratch resistance, has emerged as one of the significant new business opportunities. “There is vigorous customer pull for Gorilla glass and sales could reach $1 billion by 2011, especially as the product broadens its reach into the television market,” Flaws said.

Upcoming Meetings
Corning will host a luncheon with Boston area investors on Tuesday, Aug. 3. For information on how to attend the luncheon, contact Corning's Investor Relations Department.

Second-Quarter Conference Call Information
The company will host a second-quarter conference call on Wednesday, July 28 at 8:30 a.m. ET. To participate, please call toll free (800) 230-1085 or for international access call (612) 288-0329 approximately 10-15 minutes prior to the start of the call. The password is ‘QUARTER TWO’. The host is ‘SOFIO’. To listen to a live audio webcast of the call, go to Corning’s Web site at www.corning.com/investor_relations and click Investor Events on the left. A replay will be available beginning at 10:30 a.m. ET and will run through 5:00 p.m. ET, Wednesday, Aug. 11, 2010. To listen, dial (800) 475-6701 or for international access call (320) 365-3844. The access code is 165308. The webcast will be archived for one year following the call.

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Corning Announces Second-Quarter Results
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Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company’s non-GAAP measures exclude adjustments to asbestos settlement reserves, gains and losses arising from debt retirements, charges or credits arising from adjustments to the valuation allowance against deferred tax assets, equity method charges resulting from impairments of equity method investments or restructuring, impairment or other charges taken by equity method companies and gains from discontinued operations. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. Reconciliation of these non-GAAP measures can be found on the company’s Web site by going to www.corning.com/investor_relations and clicking Financial Reports on the left. Reconciliation also accompanies this news release.

Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization;  pricing fluctuations and changes in the mix of sales between premium and non-premium products;  new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political or financial instability, natural disasters, adverse weather conditions, or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; retention of key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission.  Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

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Corning Announces Second-Quarter Results
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About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins	Kenneth C. Sofio
(607) 974-4197	(607) 974-7705
collinsdf@corning.com	sofiokc@corning.com

Follow Corning: RSS Feeds | Facebook | Twitter | YouTube

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CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Net sales	$1,712	$1,395	$3,265	$2,384
Cost of sales	885	820	1,707	1,539

Gross margin	827	575	1,558	845

Operating expenses:
Selling, general and administrative expenses	246	211	481	418
Research, development and engineering expenses	144	136	289	287
Amortization of purchased intangibles	2	2	4	5
Restructuring, impairment and other (credits) and charges			(2)	165
Asbestos litigation charge (credit) (Note 1)	5	5	(47)	9

Operating income (loss)	430	221	833	(39)

Equity in earnings of affiliated companies	474	361	943	556
Interest income	2	5	5	12
Interest expense	(26)	(20)	(52)	(34)

Other-than-temporary impairment (OTTI) losses:
Total OTTI losses	(1)	(14)	(6)	(14)
Portion of OTTI losses recognized in other comprehensive income (before taxes)	0	13	5	13
Net OTTI losses recognized in earnings	(1)	(1)	(1)	(1)

Other income, net	65	41	129	61

Income before incomes taxes	944	607	1,857	555
(Provision) benefit for income taxes	(31)	4	(128)	70

Net income attributable to Corning Incorporated	$913	$611	$1,729	$625

Earnings per common share attributable to Corning Incorporated:
Basic (Note 2)	$0.59	$0.39	$1.11	$0.40
Diluted (Note 2)	$0.58	$0.39	$1.09	$0.40
Dividends declared per common share	$0.05	$0.05	$0.10	$0.10

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except per share amounts)

	June 30, 2010	December 31, 2009
Assets

Current assets:
Cash and cash equivalents	$3,214	$2,541
Short-term investments, at fair value	1,045	1,042
Total cash, cash equivalents and short-term investments	4,259	3,583
Trade accounts receivable, net of doubtful accounts and allowances	938	753
Inventories	607	579
Deferred income taxes	366	235
Other current assets	290	371
Total current assets	6,460	5,521

Investments	4,434	3,992
Property, net of accumulated depreciation	8,047	7,995
Goodwill and other intangible assets, net	669	676
Deferred income taxes	2,811	2,982
Other assets	120	129

Total Assets	$22,541	$21,295

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$24	$74
Accounts payable	519	550
Other accrued liabilities	914	915
Total current liabilities	1,457	1,539

Long-term debt	1,927	1,930
Postretirement benefits other than pensions	828	858
Other liabilities	1,287	1,373
Total liabilities	5,499	5,700

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized: 3.8 billion; Shares issued: 1,623 million and 1,617 million	812	808
Additional paid-in capital	12,802	12,707
Retained earnings	5,208	3,636
Treasury stock, at cost; Shares held: 65 million and 64 million	(1,224)	(1,207)
Accumulated other comprehensive loss	(606)	(401)
Total Corning Incorporated shareholders’ equity	16,992	15,543
Noncontrolling interests	50	52
Total equity	17,042	15,595

Total Liabilities and Equity	$22,541	$21,295

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Cash Flows from Operating Activities:
Net income	$913	$611	$1,729	$625
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	206	184	412	359
Amortization of purchased intangibles	2	2	4	5
Asbestos litigation charges (credits)	5	5	(47)	9
Restructuring, impairment and other (credits) charges			(2)	165
Stock compensation charges	26	32	55	67
Undistributed earnings of affiliated companies	(417)	(345)	(658)	(137)
Deferred tax (benefit) provision	(40)	(20)	10	(139)
Restructuring payments	(19)	(42)	(50)	(54)
Credits issued against customer deposits	(38)	(62)	(68)	(165)
Employee benefit payments (in excess of) less than expense	(54)	17	(28)	34
Changes in certain working capital items:
Trade accounts receivable	(73)	(170)	(193)	(281)
Inventories	(31)	99	(62)	138
Other current assets	8	(19)	40	(42)
Accounts payable and other current liabilities, net of restructuring payments	75	68	1	(21)
Other, net	109	8	172	69
Net cash provided by operating activities	672	368	1,315	632

Cash Flows from Investing Activities:
Capital expenditures	(136)	(215)	(309)	(491)
Net proceeds from sale or disposal of assets		3		15
Short-term investments – acquisitions	(670)	(301)	(894)	(405)
Short-term investments – liquidations	422	274	894	516
Other, net			2
Net cash used in investing activities	(384)	(239)	(307)	(365)

Cash Flows from Financing Activities:
Net repayments of short-term borrowings and current portion of long-term debt	(3)	(3)	(61)	(66)
Principal payments under capital lease obligations				(9)
Proceeds from issuance of long-term debt, net		346		346
Proceeds from issuance of common stock, net	11	7	15	12
Proceeds from the exercise of stock options	8	3	29	4
Dividends paid	(78)	(78)	(156)	(156)
Other, net		2		3
Net cash (used in) provided by financing activities	(62)	277	(173)	134
Effect of exchange rates on cash	(87)	48	(162)	(40)
Net increase in cash and cash equivalents	139	454	673	361
Cash and cash equivalents at beginning of period	3,075	1,780	2,541	1,873

Cash and cash equivalents at end of period	$3,214	$2,234	$3,214	$2,234

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
SEGMENT RESULTS
(Unaudited; in millions)

Our reportable operating segments include Display Technologies, Telecommunications, Environmental Technologies, Specialty Materials and Life Sciences.

	Display Technologies	Telecom- munications	Environmental Technologies	Specialty Materials	Life Sciences	All Other	Total
Three months ended June 30, 2010
Net sales	$834	$441	$184	$126	$125	$2	$1,712
Depreciation (1)	$129	$32	$25	$12	$8	$3	$209
Amortization of purchased intangibles					$2		$2
Research, development and engineering expenses (2)	$21	$28	$23	$20	$4	$28	$124
Equity in earnings of affiliated companies	$353	$1	$1			$5	$360
Income tax (provision) benefit	$(151)	$(14)	$(2)	$9	$(9)	$13	$(154)
Net income (loss) (3)	$756	$30	$5	$(17)	$18	$(19)	$773

Three months ended June 30, 2009
Net sales	$673	$437	$132	$71	$81	$1	$1,395
Depreciation (1)	$109	$33	$25	$12	$4	$3	$186
Amortization of purchased intangibles		$2					$2
Research, development and engineering expenses (2)	$19	$24	$27	$12	$2	$34	$118
Equity in earnings of affiliated companies	$284		$2			$16	$302
Income tax (provision) benefit	$(94)	$(14)	$14	$9	$(8)	$18	$(75)
Net income (loss) (3)	$555	$18	$(9)	$(10)	$9	$(5)	$558

Six months ended June 30, 2010
Net sales	$1,616	$805	$376	$222	$243	$3	$3,265
Depreciation (1)	$257	$62	$51	$23	$16	$6	$415
Amortization of purchased intangibles		$1			$3		$4
Research, development and engineering expenses (2)	$44	$57	$46	$36	$8	$56	$247
Restructuring, impairment and other credits				$(2)			$(2)
Equity in earnings of affiliated companies	$697	$1	$4			$16	$718
Income tax (provision) benefit	$(283)	$(18)	$(7)	$12	$(17)	$24	$(289)
Net income (loss) (3)	$1,459	$38	$16	$(24)	$35	$(34)	$1,490

Six months ended June 30, 2009
Net sales	$1,030	$822	$242	$131	$157	$2	$2,384
Depreciation (1)	$213	$64	$49	$22	$8	$6	$362
Amortization of purchased intangibles		$5					$5
Research, development and engineering expenses (2)	$41	$47	$57	$23	$5	$70	$243
Restructuring, impairment and other charges	$34	$15	$19	$18	$7	$4	$97
Equity in earnings (loss) of affiliated companies	$464	$(4)	$4			$28	$492
Income tax (provision) benefit	$(101)	$(13)	$28	$19	$(8)	$25	$(50)
Net income (loss) (3)	$773	$17	$(53)	$(37)	$17	$(34)	$683

(1)	Depreciation expense for Corning’s reportable segments includes an allocation of depreciation of corporate property not specifically identifiable to a segment.
(2)	Research, development, and engineering expense includes direct project spending which is identifiable to a segment.
(3)
Many of Corning’s administrative and staff functions are performed on a centralized basis.  Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function.  Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
SEGMENT RESULTS
(Unaudited; in millions)

A reconciliation of reportable segment net income to consolidated net income follows (in millions):

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Net income of reportable segments	$792	$563	$1,524	$717
Non-reportable segments	(19)	(5)	(34)	(34)
Unallocated amounts:
Net financing costs (1)	(44)	(31)	(90)	(51)
Stock-based compensation expense	(26)	(32)	(55)	(67)
Exploratory research	(14)	(11)	(29)	(31)
Corporate contributions	(7)	(6)	(19)	(15)
Equity in earnings of affiliated companies, net of impairments (2)	114	59	225	64
Asbestos litigation (3)	(5)	(5)	47	(9)
Other corporate items (4)	122	79	160	51
Net income	$913	$611	$1,729	$625

(1)	Net financing costs include interest income, interest expense, and interest costs and investment gains associated with benefit plans.
(2)
Primarily represents the equity earnings of Dow Corning Corporation.  In the six months ended June 30, 2010 equity earnings of affiliated companies, net of impairments, includes a credit of $21 million for our share of U.S. advanced energy manufacturing tax credits at Dow Corning Corporation.  In the six months ended June 30, 2009 equity earnings of affiliated companies, net of impairments includes a charge of $29 million representing our share of restructuring charges at Dow Corning Corporation.

(3)
In the three and six months ended June 30, 2010, Corning recorded a charge of $5 million and a net credit of $47 million, respectively, primarily reflecting the change in the terms of the proposed asbestos settlement.  In the three and six months ended June 30, 2009, Corning recorded charges of $5 million and $9 million, respectively, to adjust the asbestos liability for the change in value of certain components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

(4)
In the six months ended June 30, 2010, other corporate items included a tax charge of $56 million from the reversal of the deferred tax asset associated with a Medicare subsidy.  In the six months ended June 30, 2009, other corporate items included $68 million ($44 million after-tax) of restructuring charges.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Asbestos Litigation

On March 28, 2003, Corning announced that it had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against Corning and Pittsburgh Corning Corporation (PCC) which might arise from PCC products or operations (the 2003 Plan).  On December 21, 2006, the Bankruptcy Court issued an order denying confirmation of the 2003 Plan.  On January 10, 2008, some of the parties in the proceeding advised the Bankruptcy Court that they had made substantial progress on an amended plan of reorganization (the Amended PCC Plan) that resolved issues raised by the Court in denying the confirmation of the 2003 Plan.

As a result of progress in the parties’ continuing negotiations, Corning believes the Amended PCC Plan, modified as indicated below, now represents the most probable outcome of this matter and the probability that the 2003 plan will become effective has diminished.  The proposed settlement under the Amended PCC Plan requires Corning to contribute its equity interest in PCC and Pittsburgh Corning Europe, N.V. (PCE) and to contribute a fixed series of cash payments recorded at present value.  Corning will have the option to contribute shares rather than cash, but the liability is fixed by dollar value and not number of shares.  The Amended PCC Plan does not include non-PCC asbestos claims that may be or have been raised against Corning.  Corning has recorded an additional amount for such claims in its estimated asbestos litigation liability.  In the first quarter of 2010, several of the parties in the bankruptcy proceedings filed a modification of the Amended PCC Plan with the Bankruptcy Court which reduced the amount of cash expected to be contributed to the settlement.

In the second quarter of 2010, we recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos litigation liability for the change in value of the components of the modified PCC Plan.

2.	Weighted Average Shares Outstanding

Weighted average shares outstanding are as follows (in millions):

	Three months ended June 30,		Three months ended March 31, 2010
	2010	2009

Basic	1,558	1,550	1,555
Diluted	1,581	1,567	1,579
Diluted used for non-GAAP measures	1,581	1,567	1,579

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
QUARTER SALES INFORMATION
(Unaudited; in millions)

	2010
			Six Months Ended June 30
	Three Months Ended
	March 31	June 30

Display Technologies	$782	$834	$1,616

Telecommunications
Fiber and cable	190	227	417
Hardware and equipment	174	214	388
	364	441	805

Environmental Technologies
Automotive	117	109	226
Diesel	75	75	150
	192	184	376

Specialty Materials	96	126	222

Life Sciences	118	125	243

Other	1	2	3

Total	$1,553	$1,712	$3,265

	2009
	Q1	Q2	Q3	Q4	Total

Display Technologies	$357	$673	$679	$717	$2,426

Telecommunications
Fiber and cable	192	235	251	231	909
Hardware and equipment	193	202	199	174	768
	385	437	450	405	1,677

Environmental Technologies
Automotive	64	85	103	108	360
Diesel	46	47	64	73	230
	110	132	167	181	590

Specialty Materials	60	71	90	110	331

Life Sciences	76	81	92	117	366

Other	1	1	1	2	5

Total	$989	$1,395	$1,479	$1,532	$5,395

The above supplemental information is intended to facilitate analysis of Corning’s businesses.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended June 30, 2010
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the second quarter of 2010 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.58	$949	$916

Special items:
Asbestos settlement (a)	-	(5)	(3)

Total EPS and net income	$0.58	$944	$913

(a)	In the second quarter of 2010, Corning recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos liability for the change in value of the components of the modified PCC Plan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended March 31, 2010
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the first quarter of 2010 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.52	$838	$818

Special items:
Restructuring, impairment, and other charges (a)	0.00	2	1

Asbestos settlement (b)	0.02	52	33

Equity in earnings of affiliated companies (c)	0.01	21	20

Provision for income taxes (d)	(0.03)		(56)

Total EPS and net income	$0.52	$913	$816

(a)	In the first quarter of 2010, Corning recorded a credit of $2 million ($1 million after-tax) for adjustments to restructuring reserves.

(b)	In the first quarter of 2010, Corning recorded a net credit of $52 million ($33 million after-tax) primarily reflecting the change in estimate of our asbestos settlement liability.

(c)
In the first quarter of 2010, equity in earnings of affiliated companies included a credit of $21 million ($20 million after-tax) primarily for Corning’s share of advanced energy manufacturing tax credits at Dow Corning Corporation.

(d)	In the first quarter of 2010, Corning recorded a $56 million tax charge from the reversal of the deferred tax asset associated with a Medicare subsidy.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended June 30, 2009
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the second quarter of 2009 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.39	$612	$614

Special items:
Asbestos litigation (a)	-	(5)	(3)

Total EPS and net income	$0.39	$607	$611

(a)	In the second quarter of 2009, Corning recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos liability for the change in value of the components of the Amended PCC Plan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three and Six Months Ended June 30, 2010
(Unaudited; amounts in millions, except per share amounts)

Corning’s free cash flow financial measure for the three and six months ended June 30, 2010 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measures.

	Three months ended June 30, 2010	Six months ended June 30, 2010

Cash flows from operating activities	$672	$1,315

Less: Cash flows from investing activities	(384)	(307)

Plus: Short-term investments – acquisitions	670	894

Less: Short-term investments – liquidations	(422)	(894)

Free cash flow	$536	$1,008

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Telecommunications Segment
(Unaudited; amounts in millions)

Corning’s comment, “Telecommunications segment sales were $441 million, a 21% sequential increase, and much higher than anticipated.  Year-over-year sales increased 4% excluding the impact of divestitures.” includes non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting this non-GAAP improvement in segment sales is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Second Quarter Sales
	June 30, 2010	June 30, 2009	% Change

Telecommunications segment sales excluding sales from divested businesses in 2009	$441	$426	4%

Sales of the divested businesses in 2009		11

Telecommunications segment sales	$441	$437	1%